Etsy, Inc. Reports Third Quarter 2018 Financial Results
Reports Year-Over-Year GMS Growth of 20.4%; Revenue Growth of 41.3%
Raises Full-Year 2018 Guidance

Brooklyn, NY - November 6, 2018 - Etsy, Inc. (NASDAQ: ETSY), the global marketplace for unique and creative goods, today announced financial results for its third quarter ended September 30, 2018.
“Etsy's growth accelerated again in Q3, on a currency neutral basis, and we achieved several key milestones,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “We put our new pricing structure to work by increasing investments in marketing and product initiatives to fuel growth. We also completed a major step in our migration to the Cloud, a key foundational investment as we scale for future growth.”
Third Quarter 2018 Highlights

•
GMS was $922.5 million in the third quarter of 2018. On a currency-neutral basis (excluding the direct impact of currency translation on GMS from goods sold that are listed in non-U.S. dollar currencies), GMS growth accelerated to 20.8% from 19.3% in the second quarter of 2018. On an as-reported basis, GMS growth was up 20.4% compared with the third quarter of 2017.

•	Year-over-year aggregate conversion rate increased for the fourth consecutive quarter led by strong performance across all three devices: desktop, mobile web, and the mobile app.

•	We made changes to our pricing model which enabled us to increase the level of investment in product, marketing, and customer support.

•
We fully migrated DaWanda sellers to Etsy’s platform and now redirect all traffic to Etsy.com. As of the end of the quarter, Germany is our second largest international market by domestic activity after the United Kingdom.

•	We successfully migrated the Etsy marketplace and our mobile applications to Google Cloud, a significant step in our two-year migration plan.

•	We made progress executing against each of our four key initiatives, including:

◦	Improved landing page experiences, including more recommendations to enhance the entry experience on Etsy;

◦	Highlighted the personalization and customization features available on so many products and streamlined the purchase flow;

◦	Enhanced search algorithms to promote items with competitive shipping;

◦	Transformed our customer support experience which now includes live chat for sellers, dedicated inbound phones, and 24x7 service levels; and

◦	Invested in new marketing channels such as television.
“Third quarter GMS and revenue increased 20.4% and 41.3% respectively from the prior year, as our financial results demonstrate continued operational execution and business momentum,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “We are focused on leverage and return on investment as we have increased our marketing spend in the back-half of 2018.”
Etsy Announces $200 Million Stock Repurchase Program
Etsy’s Board of Directors has approved a stock repurchase program that will enable the Company to repurchase up to $200 million of its common stock. Under the stock repurchase program, Etsy may purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, tender offers or any combination thereof. In addition, open market repurchases of common stock may be made pursuant to trading plans established pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which would permit common stock to be repurchased at a time that Etsy might otherwise be precluded from doing so under insider trading laws or self-imposed trading restrictions. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, stock price, trading volume and general market conditions, along with Etsy's working capital requirements, general business conditions and other factors. The stock repurchase program has no time limit and may be modified, suspended or terminated at any time by the Board of Directors. Repurchases under the stock repurchase program will be funded from Etsy's existing cash and cash equivalents or future cash flow.  As of September 30, 2018, Etsy had cash and cash equivalents of approximately $362.7 million. Etsy had approximately 120.5 million shares of common stock outstanding as of November 2, 2018.
Third Quarter 2018 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended September 30,		% Growth (Decline) Y/Y		Nine Months Ended September 30,		% Growth (Decline) Y/Y
	2018	2017			2018	2017
GMS	$922,513	$766,354	20.4%		$2,685,273	$2,234,157	20.2%
Revenue	$150,366	$106,380	41.3%		$403,665	$304,963	32.4%
Marketplace revenue	$110,927	$77,808	42.6%		$290,200	$223,815	29.7%
Services revenue	$38,194	$27,976	36.5%		$110,306	$77,560	42.2%
Net income	$19,894	$25,802	(22.9)%		$36,240	$37,050	(2.2)%
Adjusted EBITDA	$34,035	$22,769	49.5%		$88,151	$45,187	95.1%

Active sellers	2,043	1,891	8.0%		2,043	1,891	8.0%
Active buyers	37,134	31,680	17.2%		37,134	31,680	17.2%
Percent mobile GMS	56%	52%	400	bps	55%	51%	400	bps
Percent international GMS	35%	34%	100	bps	35%	33%	200	bps

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, except for Marketplace revenue and Services revenue, which are described below.
Third Quarter 2018 Financial Results

•	Total revenue was $150.4 million for the third quarter of 2018, up 41.3% year-over-year, driven by growth in both Marketplace and Services revenue.

•	Gross profit for the third quarter of 2018 was $103.4 million, up 47.7% year-over-year, and gross margin was 68.8%, up 300 basis points compared with 65.8% in the third quarter of 2017.

•
Total operating expenses were $84.7 million in the third quarter of 2018, up 35.3% year-over-year. The increase in operating expenses was driven primarily by digital acquisition marketing focused on driving GMS growth.

•
Net income for the third quarter of 2018 was $19.9 million, with diluted earnings per share of $0.15 primarily impacted by the non-cash interest expense and amortization related to the Company’s convertible senior notes, and partially offset by a tax benefit due to employee stock-option exercises.

•
Non-GAAP Adjusted EBITDA for the third quarter of 2018 was $34.0 million and grew 49.5% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by revenue) was 22.6%, up 120 bps year-over-year. Adjusted EBITDA performance was driven primarily by revenue growth related to changes in the Company’s pricing model.

•
Net cash provided by operating activities was $97.1 million for the nine months ended September 30, 2018 compared with $32.3 million in the prior year. The increase in net cash provided by operating activities for the nine months ended September 30, 2018 was mainly driven by revenue growth.

•	Cash, cash equivalents, and short-term investments were $584.1 million as of September 30, 2018.

2018 Financial Guidance
Etsy is raising its 2018 guidance for GMS, revenue growth, and Adjusted EBITDA margin.

	2018 Guidance August 6, 2018	2018 Revised Guidance November 6, 2018
GMS Year-Over-Year Growth	18-20%	19-20%
	~$3.84B - $3.90B	~$3.87B - $3.90B
Revenue Year-Over-Year Growth	33-35%	35-36%
	~$587M - $596M	~$596M - $600M
Adjusted EBITDA Margin*	21-23%	22-23%
	~$124M - $136M	~$132M - $138M

*	Assumes the midpoint of our revenue guidance.
For a summary of the key items that we expect to impact our updated guidance, please read our Q3 investor presentation that is available on Etsy’s investor relations website, investors.etsy.com.
Etsy is not able, at this time, to provide GAAP targets for net income margin for 2018 or for the fourth quarter of 2018 because of the unreasonable effort of estimating certain items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.
Webcast and Conference Call Information
Etsy will host a webcast to discuss these results at 5:00 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section. To join the call by phone, please dial 1-855-852-1946 (toll free) or 1-720-634-2903 (toll) and use the passcode 4156409. A replay will be available through the same link following the conference call, or by dialing (toll free) 1-855-859-2056 or 1-404-537-3406 (toll) with the passcode 4156409 starting at 8:00 p.m. ET tonight through November 20, 2018.
Etsy to Host Investor Day
Etsy also announced today that it will host an Investor Day on March 7, 2019 at its Brooklyn, NY headquarters. More details, including webcast information, will follow in the coming months.
About Etsy
Etsy, Inc. is the global marketplace for unique and creative goods. Our mission is to keep commerce human, and we’re committed to using the power of business to strengthen communities and empower people. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its investor relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Sr. Manager, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to the impact of our new pricing model, our investments in marketing and product initiatives, our migration to the Cloud, and our financial guidance and key drivers thereof. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) our history of operating losses; (2) the fluctuation of our quarterly operating results; (3) our ability to implement our business strategy; (4) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (5) macroeconomic events that are outside of our control; (6) our ability to recruit and retain employees; (7) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (8) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (9) the effectiveness of our marketing efforts; (10) the success of our new pricing model and the impact of that model on our sellers; (11) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (12) our ability to expand our business in our core geographic markets; (13) regulation in the area of privacy and protection of user data; (14) our dependence on third-party payment providers; and (15) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of September 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$362,727	$315,442
Short-term investments	221,409	25,108
Accounts receivable, net	36,385	33,677
Prepaid and other current assets	23,958	20,379
Funds receivable and seller accounts	63,470	44,658
Total current assets	707,949	439,264
Restricted cash	5,341	5,341
Property and equipment, net	119,243	117,617
Goodwill	37,802	38,541
Intangible assets, net	36,360	4,100
Other assets	673	720
Total assets	$907,368	$605,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,130	$13,622
Accrued expenses	37,191	28,743
Capital lease obligations—current	4,284	5,798
Funds payable and amounts due to sellers	63,470	44,658
Deferred revenue	7,180	6,262
Other current liabilities	2,676	3,394
Total current liabilities	128,931	102,477
Capital lease obligations—net of current portion	2,791	4,115
Deferred tax liabilities	30,851	23,786
Facility financing obligation	60,008	60,049
Long-term debt, net	272,790	—
Other liabilities	17,378	18,262
Total liabilities	512,749	208,689
Total stockholders’ equity	394,619	396,894
Total liabilities and stockholders’ equity	$907,368	$605,583

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$150,366	$106,380	$403,665	$304,963
Cost of revenue	46,947	36,383	133,651	106,766
Gross profit	103,419	69,997	270,014	198,197
Operating expenses:
Marketing	39,516	23,520	94,651	74,495
Product development	24,418	16,958	68,707	56,828
General and administrative	20,748	22,094	61,359	73,268
Total operating expenses	84,682	62,572	224,717	204,591
Income (loss) from operations	18,737	7,425	45,297	(6,394)
Other (expense) income, net	(4,141)	5,815	(13,095)	20,393
Income before income taxes	14,596	13,240	32,202	13,999
Benefit for income taxes	5,298	12,562	4,038	23,051
Net income	$19,894	$25,802	$36,240	$37,050
Net income per share attributable to common stockholders:
Basic	$0.17	$0.22	$0.30	$0.32
Diluted	$0.15	$0.21	$0.29	$0.31
Weighted-average common shares outstanding:
Basic	119,870,711	119,592,191	120,469,066	117,387,714
Diluted	129,086,137	123,224,559	126,497,281	121,346,921

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net income	$36,240	$37,050
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	21,829	17,389
Stock-based compensation expense—acquisitions	2,158	3,179
Depreciation and amortization expense	19,116	20,620
Bad debt expense	3,617	2,059
Foreign exchange loss (gain)	2,973	(26,952)
Amortization of debt issuance costs	831	164
Non-cash interest expense	7,632	6,752
Interest on marketable securities	(1,575)	384
Loss on disposal of assets	26	395
Deferred income taxes	(4,038)	(23,051)
Changes in operating assets and liabilities	8,323	(5,667)
Net cash provided by operating activities	97,132	32,322
Cash flows from investing activities
Cash paid for asset acquisition	(35,323)	—
Purchases of property and equipment	(442)	(3,872)
Development of internal-use software	(13,674)	(8,042)
Purchases of marketable securities	(359,182)	(46,808)
Sales of marketable securities	164,443	96,540
Net cash (used in) provided by investing activities	(244,178)	37,818
Cash flows from financing activities
Repurchase of stock for tax on RSU vesting	(17,136)	(4,897)
Repurchase of stock	(89,661)	—
Proceeds from exercise of stock options	15,573	21,936
Proceeds from issuance of convertible senior notes	345,000	—
Payment of debt issuance costs	(9,962)	—
Purchase of capped call	(34,224)	—
Payments on capital lease obligations	(4,748)	(5,838)
Payments on facility financing obligation	(7,817)	(4,330)
Net cash provided by financing activities	197,025	6,871
Effect of exchange rate changes on cash	(2,694)	1,685
Net increase in cash, cash equivalents, and restricted cash	47,285	78,696
Cash, cash equivalents, and restricted cash at beginning of period	320,783	186,933
Cash, cash equivalents, and restricted cash at end of period	$368,068	$265,629

Revenue Categories
In connection with the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers, we renamed our revenue categories Marketplace and Services revenue. Marketplace revenue represents the fees we charge sellers to list items in the marketplace, the fees we charge for transactions between buyers and sellers, and the use of Etsy Payments by our sellers to process payments. Services revenue, formerly called Seller Services revenue, is derived from the optional services we provide to our sellers, which include Promoted Listings, Etsy Shipping Labels, Pattern by Etsy, Etsy Plus, and Targeted Offers. Revenue from Etsy Payments, our payments processing product, formerly included in Services revenue, is now included in Marketplace revenue because Etsy Payments is required to be used by Etsy sellers in the countries where it is available. All numbers presented in this press release reflect this reclassification.
The following table provides our Marketplace and Services revenue under our previous and current presentation:

	Quarter-to-Date Period Ended				Year-to-Date Period Ended
	Previous Presentation		Updated Presentation		Previous Presentation		Updated Presentation
	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue

	(in thousands)
December 31, 2017	$54,251	$82,319	$102,261	$34,309	$179,492	$258,453	$326,076	$111,869
September 30, 2017	42,413	63,371	77,808	27,976	125,241	176,134	223,815	77,560
June 30, 2017	42,069	58,816	75,445	25,440	82,828	112,763	146,007	49,584
March 31, 2017	40,759	53,947	70,562	24,144	40,759	53,947	70,562	24,144
Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency Neutral	FX Impact	As Reported	Currency Neutral	FX Impact
September 30, 2018	20.4%	20.8%	(0.4)%	20.2%	19.2%	1.0%
June 30, 2018	20.4%	19.3%	1.1%	20.1%	18.5%	1.6%
March 31, 2018	19.8%	17.6%	2.2%	19.8%	17.6%	2.2%
December 31, 2017	17.8%	16.5%	1.3%	14.5%	14.3%	0.2%
September 30, 2017	13.2%	12.6%	0.6%	13.0%	13.4%	(0.4)%

Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; benefit for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); and restructuring and other exit costs (income). Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not consider the impact of restructuring and other exit costs (income); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands)
Net income	$19,894	$25,802	$36,240	$37,050
Excluding:
Interest and other non-operating expense, net (1)	3,768	2,254	10,122	6,559
Benefit for income taxes	(5,298)	(12,562)	(4,038)	(23,051)
Depreciation and amortization (1)	6,439	7,022	19,116	20,620
Stock-based compensation expense (2)	8,191	5,832	21,829	14,756
Stock-based compensation expense—acquisitions (2)	725	724	2,158	3,179
Foreign exchange loss (gain) (3)	373	(8,069)	2,973	(26,952)
Restructuring and other exit costs (income) (4)	(57)	1,766	(249)	13,026
Adjusted EBITDA	$34,035	$22,769	$88,151	$45,187

(1)
Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our headquarters under build-to-suit accounting requirements, which commenced in May 2016. In the three and nine months ended September 30, 2018 and 2017, those amounts are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands)
Interest expense	$2,249	$2,384	$6,748	$6,752
Depreciation	819	819	2,457	2,457
(2) $1.0 million and $2.6 million of restructuring-related stock-based compensation expense has been excluded from the three and nine months ended September 30, 2017, respectively, and is included in total restructuring and other exit costs (income) below. See note (4). Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands)
Cost of revenue	$894	$469	$2,367	$1,231
Marketing	642	447	1,819	1,419
Product development	4,697	2,180	11,361	6,253
General and administrative	2,683	4,425	8,440	11,665
Total stock-based compensation expense	$8,916	$7,521	$23,987	$20,568
(3) Foreign exchange loss (gain) is primarily driven by the decrease in non-functional currency intercompany balances and U.S. Dollar to Euro exchange rate fluctuations on our intercompany and other non-functional currency balances.
(4) Total restructuring and other exit costs (income) included in the Consolidated Statements of Operations are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

	(in thousands)
Cost of revenue	$(6)	$5	$(19)	$699
Marketing	(12)	337	(82)	2,686
Product development	(14)	79	(110)	3,180
General and administrative	(25)	1,345	(38)	6,461
Total restructuring and other exit costs (income)	$(57)	$1,766	$(249)	$13,026